Exhibit 23.1
Consent of Independent Registered Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related Prospectus of COMSYS IT Partners, Inc. for the registration of 1,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2006, with respect to the consolidated financial statements and schedule of COMSYS IT Partners, Inc., COMSYS IT Partners, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of COMSYS IT Partners, Inc. included in its Annual Report (Form 10-K) for the year ended January 1, 2006, and included in its Annual Report (Form 10-K/A) for the year ended January 1, 2006 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, Arizona
November 30, 2006